Exhibit 10.8

THIRD AMENDMENT TO THE

BENEFICIENT MANAGEMENT PARTNERS, L.P.

2019 EQUITY INCENTIVE PLAN

This Third Amendment to the Beneficient Management Partners, L.P. 2019 Equity Incentive Plan (the “Amendment”) is made effective as of June 7, 2023, by Beneficient Management Partners, L.P., a Delaware limited partnership (the “Partnership”). Capitalized Terms not otherwise defined herein shall have the meaning as set forth in the Plan (as defined below).

WITNESSETH:

WHEREAS, on April 25, 2019, the General Partner of the Partnership approved the adoption of the Beneficient Management Partners, L.P. 2019 Equity Incentive Plan (the “Plan”) and the Plan was subsequently amended on December 29, 2019 and further amended on January 1, 2021;

WHEREAS, Beneficient Company Group, L.P. (identified as an “Beneficient” in the Plan) has converted from a Delaware limited partnership to a Nevada corporation named “Beneficient” (the “Conversion”);

WHEREAS, the Administrator desires to amend certain provisions of the Plan as provided herein to reflect the Conversion and certain other changes as provided herein;

WHEREAS, this Amendment does not materially and adversely affect the rights of any Participant under an applicable Award, and the Administrator is authorized under Section 13 of the Plan to amend the Plan as set forth in this Amendment.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	The last sentence of Section 13 of the Plan is hereby amended and restated in its entirety as follows:

The Plan shall terminate on such date as determined by the Administrator; provided, however that the Administrator shall use commercially reasonable efforts to not terminate the Plan to the detriment of any Participant.

2.	Section 15 of the Plan is hereby amended and restated in its entirety as follows:

Subject to the Minimum Retained Ownership Requirement and Section 4.05 of the LP Agreement, on a quarterly basis, the Participant may direct the Partnership, upon written notice, with respect to all or a portion of the Participant’s Vested Class A Units, (i)(A) to convert all or any number of Allocation Partnership Preferred Units attributable to such Vested Class A Units to Allocation Partnership Ordinary Units and/or (B) exchange all or any number of Allocation Partnership Ordinary Units attributable to such Vested Class A Units for Issuer Common Units pursuant to the Exchange Agreement; and (ii) distribute such Issuer Common Units to the Participant. Notwithstanding the foregoing, fractional Allocation Partnership Ordinary Units may be settled in cash as allowed by the Administrator. The Partnership may immediately distribute to the Participant such Issuer Common Units. Subject to Section 16 or any waiver that may be granted in the sole discretion of the Administrator, at the time of any conversion of Allocation Partnership Preferred Units described in clause (i)(A) of this Section 15 or any exchange of Allocation Partnership Ordinary Units described in clause (i)(B) of this Section 15, the Participant shall be required to direct the Partnership to convert or exchange as applicable (or the Partnership is authorized to convert or exchange in the absence of such direction), to the extent available, such number of Allocation Partnership Preferred Units or Allocation Partnership Ordinary Units as necessary to reflect, as closely as practical, the Participant holding 1.2 Allocation Partnership Preferred Units for each Allocation Partnership Ordinary Unit held after such conversion or exchange. Notwithstanding the foregoing, this Section 15 shall not be effective and no conversion or exchange shall be permitted for any period during which (i) with respect to all Participants, the Partnership has any outstanding loan secured by the Participant’s Allocation Partnership Holdings, or the Partnership has any unsecured, outstanding loan otherwise attributable to such Participant’s Allocation Partnership Holdings, unless the General Partner of the Partnership otherwise consents, or (ii) with respect to any Participant, such Participant serves on the board of directors of Beneficient.

3.	Section 16(c)(i) of the Plan is hereby amended and restated in its entirety as follows:

(i)

Without regard to the Minimum Retained Ownership Requirement, on a quarterly basis, the Partnership shall also authorize and direct the Subsidiary to take any one or more of the following actions at the election of the Participant: (A) to convert any underlying Allocation Partnership Preferred Units to Allocation Partnership Ordinary Units, and/or (B) to convert any underlying Allocation Partnership Ordinary Units to Issuer Common Units and distribute all or a portion of such Issuer Common Units to the Participant. Notwithstanding the foregoing, fractional Allocation Partnership Ordinary Units may be settled in cash as allowed by the Administrator.

4.	The second Section 16(c)(iii) of the Plan is renumbered to Section 16(c)(iv) and hereby amended and restated in its entirety as follows:

(iv)	The Issuer Common Units distributed by the Subsidiary to the Participant pursuant to Section 16(c) shall be the only consideration for the redemption of the Class A Units and the Class B Units.

5.	Exhibit A of the Plan is hereby amended by the addition of the following defined term, as such would be included in the alphabetical order among the existing definitions.

“Issuer	Common Units” means Issuer Common Units as defined in the LP Agreement.

6.	Exhibit A of the Plan is hereby amended by deleting the definitions set forth therein for each of the defined terms set forth below and replacing them with the following definitions:

“Affiliate” means Beneficient and all other Persons and entities directly or indirectly controlling, controlled by or under common control with the Partnership or Beneficient, where control may be either management authority or equity interest.

“Beneficient” means Beneficient, a corporation formed under the laws of the State of Nevada (or any successor thereto), as successor by way of statutory conversion of The Beneficient Company Group, L.P.

“Employment” means a Person’s employment or other service relationship with the Partnership and its Affiliates, including as a director of the General Partner and/or Beneficient, or a consultant. Unless the Administrator provides otherwise, an Employee will be deemed to cease Employment when the employee-employer or service-provider relationship with the Partnership and its Affiliates ceases and a Person who provides services to the Partnership or its Affiliates in a capacity other than as an Employee will be deemed to continue Employment so long as the Person is providing substantial services to the Partnership or its Affiliates. If a Person’s relationship is with an Affiliate and that entity ceases to be an Affiliate, the Person will be deemed to cease Employment when the entity ceases to be an Affiliate unless the Person transfers Employment to the Partnership or its remaining Affiliates.

7.	Except as otherwise specifically set forth herein, all other terms and conditions of the Plan shall remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, the Partnership has caused this Amendment to be executed on its behalf by its duly authorized officer on the date set forth above.

BENEFICIENT MANAGEMENT PARTNERS, L.P.

By:	Beneficient Management Group, L.L.C., its General Partner

By:	Highland Counselors, L.L.C., its manager

By:	Bradley K. Heppner
Name: Bradley K. Heppner
Title: Manager

Signature Page to Third Amendment to the

Beneficient Management Partners, L.P.

2019 Equity Incentive Plan